Exhibit 4.1

Principal Amount: $_________________	Issue Date: September 28, 2009

8% SECURED CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, ThermoEnergy Corporation, a Delaware corporation (the “Borrower”), hereby promise to pay to the order of _________________ (the “Holder”), the sum of _________________ Dollars ($_________________) on the earlier to occur of (i) the closing of the Second Tranche of the Series B Convertible Preferred Stock financing contemplated by that certain Term Sheet dated September 16, 2009 and executed by the Holder and certain other investors (the “Financing”) or (ii) December 31, 2010 (in either case, the “Maturity Date”).  Upon the closing of the Second Tranche of the Financing, the entire outstanding principal amount of this Note, plus any accrued and unpaid interest thereon, shall convert automatically into the securities to be issued in the Financing (the “Financing Securities”) at the price per share at which such Financing Securities will be issued in the Financing.

Interest on the outstanding principal balance shall accrue at the rate of eight percent (8.0%) per annum, and shall be due and payable on the Maturity Date.  Interest shall be computed on the basis of a 365-day year, using the number of days actually elapsed.

This Note is one of six substantially identical promissory notes in the aggregate principal amount of $1,680,000 issued by the Borrower on or about the date hereof and identified on Exhibit A hereto under the heading “New Notes” (which promissory notes, together with those certain amended and restated promissory notes in the original aggregate principal amount of $4,000,000 issued by the Borrower on or about the date hereof and identified on Exhibit A hereto under the heading “Restated Notes”, are referred to herein as the “Series Notes”).

The Holder shall have the right at any time and from time to time until the principal and interest on this Note shall have been paid in full, to convert the outstanding principal amount of this Note, and any accrued and unpaid interest thereon, into shares of the Common Stock, par value $0.001 per share, of the Borrower at a price of $0.24 per share.  If the Holder desires to exercise its right of conversion, the Holder shall give the Borrower a written notice, setting forth the amount of principal and interest which the Holder desires to convert.  Should the Holder elect to convert less than the entire amount of the principal balance and accrued and unpaid interest under this Note, the amount being converted shall be credited first against accrued and unpaid interest and the balance, if any, shall be credited against principal.  Except to the extent that the entire unpaid principal balance of this Note is being presented for conversion, the Holder shall not be required to present this Note in order to effect conversion, and the Holder shall maintain a ledger setting forth each conversion of principal and interest on this Note and such ledger shall, absent manifest error, be deemed to be binding and conclusive on the Borrower.

The Borrower and the holders of the Series Notes (including the Holder) have, contemporaneously herewith, entered into a Security Agreement (the “Security Agreement”) securing the obligations of the Borrower to the Holder and the other holders of the Series Notes under such Series Notes, and so long as this Note is outstanding the Holder shall be entitled to the benefit of, and subject to the provisions of,  the Security Agreement.

This Note may not be prepaid, in whole or in part, without the prior written consent of the Holder.  Partial prepayments, if any, shall be applied first to accrued and unpaid interest, and the balance to principal.

Subject to the provisions of the Security Agreement, the entire unpaid principal amount of this Note, together with interest thereon shall, on written notice from the Holder, forthwith become and be due and payable if any one or more Events of Default shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing.

The occurrence of any one or more of the following events or conditions shall constitute an “Event of Default” under this Note:

(i)           The Borrower’s failure to make any payment of principal or interest or any other sums within fifteen (15) days of the date when due under this Note; or

(ii)          Any representation or warranty or other statement made by the Borrower in the Security Agreement proves to have been false or misleading in any material respect when made or furnished; or

(iii)         Breach of or failure in the due observance or performance in any material respect of any covenant, condition or agreement on the part of the Borrower to be observed or performed pursuant to this Note and the failure to cure (if curable) any such breach or failure within fifteen (15) days after receipt of written notice thereof from the Holder; or

(iv)          If the Borrower shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of any of its assets; (b) be unable, or admit in writing its inability, to pay its debts as they mature; (c) file or permit the filing of any petition, case arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form or arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (d) any action shall be taken by the Borrower for the purpose of effecting any of the foregoing; or

(v)           If an order, judgment or decree shall be entered, or a case shall be commenced, against the Borrower, without its application, approval or consent by any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of the Borrower or appointing a receiver, trustee or liquidator of the Borrower, or of all or a substantial part of the assets of the Borrower, and the Borrower, by any act, indicate its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of ninety (90) consecutive days or an order for relief in connection therewith shall be entered; or

(vi)          If the Borrower shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge or consolidate, or be merged or consolidated, with or into any other corporation.

All payment obligations arising under this Note are subject to the express condition that at no time shall the Borrower be obligated or required to pay interest at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum rate which the Borrower is permitted by law to contract or agree to pay.  If, by the terms of this Note, the Borrower is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that any action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened. (a “Proceeding”) concerning the interpretation, enforcement and of the transactions contemplated by this Note or the Security Agreement shall be commenced exclusively in the state or federal courts sitting in, or having jurisdiction over, Wilmington, Delaware (the “Delaware Courts” ). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such Delaware Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of this Note or the Security Agreement, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE HOLDER TO ACCEPT THIS NOTE.

All notices, requests or other communications required or permitted to be given under this Agreement to any party shall be in writing and shall be deemed to have been sufficiently given when delivered by personal service or sent by registered mail, by overnight courier service with evidence of delivery or attempted delivery, or by facsimile, e-mail or other means of electronic transmission (provided such transmission generates evidence of delivery), to the Borrower or to the Holder at their respective principal places of business.  Either party may, by like notice, change the address to whom notice is to be given.

This Note may be amended or supplemented, or any provision hereof waived, only by the written agreement of the Holder and the Borrower.

This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Borrower may not assign any of its obligations under this Note without the consent of the Holder.

If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees, regardless of whether the Holder commenced litigation in order to enforce its rights under this Note.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized Chairman and Chief Executive Officer as of the date and year first above written.

ThermoEnergy Corporation

By:
Dennis C. Cossey
Chairman and Chief Executive Officer

Exhibit A

New Notes

Note Holder	Principal Amount
Empire Capital Partners, LP	$133,333
Empire Capital Partners, Ltd	$133,333
Empire Capital Partners Enhanced Master Fund, Ltd	$133,333
Robert S. Trump	$1,000,000
The Quercus Trust	$250,000
The Quercus Trust	$30,000

Restated Notes

Note Holder	Date	Principal Amount
Empire Capital Partners, LP	April 24, 2009	$100,000
Empire Capital Partners, Ltd	April 24, 2009	$100,000
Empire Capital Partners Enhanced Master Fund, Ltd	April 24, 2009	$100,000
Scott A. Fine	April 24, 2009	$100,000
Peter J. Richards	April 24, 2009	$100,000
Robert S. Trump	December 19, 2008	$500,000
Focus Fund, L.P.	July 31, 2009	$600,000
The Quercus Trust	June 25, 2009	$150,000
The Quercus Trust	February 11, 2009	$250,000
The Quercus Trust	September 15, 2008	$2,000,000